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                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]


                                                            July 19, 1996


Drilex International Inc.
15151 Sommermeyer
Houston, Texas  77041

Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Drilex International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 440,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), that may be issued pursuant to the Drilex International Inc. Stock Option Plan (the "Plan"), certain legal matters in connection with such shares are being passed upon for the Company by us. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of material factual matters contained in or covered by such certificates.

          On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. Upon the issuance and sale of shares of Common Stock pursuant to the provisions of the Plan and the related option agreements authorized and approved by the Compensation Committee of the Board of Directors of the Company for consideration at least equal to the par value of such shares, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.
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Drilex International Inc.             -2-                July 19, 1996


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                Baker & Botts, L.L.P.